Exhibit 10.12

AMENDED AND RESTATED

STRATEGIC ADVISORY AGREEMENT

THIS AMENDED AND RESTATED STRATEGIC ADVISORY AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”) by and between Entrada Therapeutics, Inc., a Delaware corporation with a principal business address 6 Tide Street, Boston, MA 02210 (“Entrada”), and Peter Kim (“Strategic Advisor”). This Agreement shall become effective as of the closing of Entrada’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). Entrada desires to have the benefit of Strategic Advisor’s knowledge and experience, and Strategic Advisor desires to provide services to Entrada, all as provided in this Agreement.

RECITALS

WHEREAS, Entrada and the Strategic Advisor are party to that certain Strategic Advisory Agreement, dated as of December 27, 2020 (the “Original Advisory Agreement”), pursuant to which the Strategic Advisor provides certain services to Entrada;

WHEREAS, pursuant to Section 10(c) of the Original Advisory Agreement, Entrada and the Strategic Advisor desire to amend and restate the Original Advisory Agreement in its entirety as set forth herein; and

WHEREAS, the Company and the Strategic Advisor agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, the Strategic Advisor shall provide services as an independent consultant to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Services. Entrada retains Strategic Advisor, and Strategic Advisor agrees to provide, strategic advisory services to Entrada as Entrada may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Strategic Advisory Services”). Any changes to the Strategic Advisory Services (and any related compensation adjustments) must be agreed to in writing between Strategic Advisor and Entrada prior to implementation of the changes.

2.	Compensation. As full consideration for Strategic Advisory Services provided under this Agreement, Entrada agrees to pay Strategic Advisor and reimburse expenses as described in the Business Terms Exhibit.

3.	Performance. Strategic Advisor agrees to provide the Strategic Advisory Services to Entrada, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Strategic Advisor represents and warrants that Strategic Advisor has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

4.	Compliance with Obligations to Third Parties. Strategic Advisor represents and warrants to Entrada that the terms of this Agreement and Strategic Advisor’s performance of Strategic Advisory Services do not and will not conflict with any of Strategic Advisor’s obligations to any third parties. Strategic Advisor agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Strategic Advisory Services. If Strategic Advisor is an employee of another company or institution, Strategic Advisor represents and warrants that Strategic Advisor is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Strategic Advisor agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Strategic Advisory Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Entrada.

5.	Work Product. Strategic Advisor will promptly and fully disclose in confidence to Entrada all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Strategic Advisory Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Strategic Advisor assigns and agrees to assign to Entrada all rights in the United States and throughout the world to Work Product. Strategic Advisor will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Entrada at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Strategic Advisor represents and warrants that Strategic Advisor has and will have the right to transfer and assign to Entrada ownership of all Work Product. Strategic Advisor will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Entrada’s rights as outlined above. In the event that Strategic Advisor should fail or refuse to execute such documents within a reasonable time, Strategic Advisor appoints Entrada as attorney to execute and deliver any such documents on Strategic Advisor’s behalf.

6.	Confidentiality.

(a)	“Confidential Information” means (i) any scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Strategic Advisor by or on behalf of Entrada, (ii) all information contained in or comprised of Entrada Materials (defined in Section 7); and (iii) all Work Product. Confidential Information is, and will remain, the sole property of Entrada.

(b)	Strategic Advisor agrees to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Entrada; (ii) use Confidential Information solely in connection with the Strategic Advisory Services; (iii) treat Confidential Information with no less than a reasonable degree of care; (iv) reproduce Confidential Information solely to the extent necessary to provide the Strategic Advisory Services, with all such reproductions being considered Confidential Information; and (v) notify Entrada of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Entrada continues to treat such Confidential Information as a trade secret.

(c)	Strategic Advisor’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Strategic Advisor can demonstrate, by competent proof:

i.	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Strategic Advisor;

ii.	is in Strategic Advisor’s possession at the time of disclosure other than as a result of Strategic Advisor’s breach of any legal obligation;

iii.	becomes known to Strategic Advisor on a non-confidential basis through disclosure by sources other than Entrada having the legal right to disclose such Confidential Information; or

iv.	is independently developed by Strategic Advisor without reference to or reliance upon Confidential Information.

(d)	If Strategic Advisor is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Strategic Advisor will give Entrada prompt written notice thereof and Strategic Advisor will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Strategic Advisor will cooperate reasonably with Entrada in any efforts to seek a protective order.

(e)	Entrada provides notice to Strategic Advisor that pursuant to the United States Defend Trade Secrets Act of 2016:

i.	an individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

ii.	an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(f)	In addition, this Agreement does not prohibit Strategic Advisor from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Strategic Advisor from disclosing Confidential Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

7.	Entrada Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Entrada to Strategic Advisor in connection with this Agreement (“Entrada Materials”) are and will remain the sole property of Entrada. Strategic Advisor will use Entrada Materials only as necessary to perform the Strategic Advisory Services and will not transfer or make available to any third party the Entrada Materials without the express prior written consent of Entrada. Strategic Advisor will return to Entrada any and all Entrada Materials upon request.

8.	Publication; Publicity. Strategic Advisor may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Entrada. Strategic Advisor will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Entrada or any of its affiliates for publicity, promotion, or other uses without Entrada’s prior written consent.

9.	Expiration/Termination. The term of this Agreement will commence on the Effective Date and will continue in effect unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). Entrada may terminate this Agreement at any time with or without cause upon written notice to Strategic Advisor. Strategic Advisor may terminate this Agreement at any time with or without cause upon written notice to Entrada. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Strategic Advisor nor Entrada will have any further obligations under this Agreement, except that (a) Strategic Advisor will terminate all Strategic Advisory Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Entrada, unless Entrada specifies in the notice of termination that Strategic Advisory Services in progress should be completed; (b) Strategic Advisor will deliver to Entrada all Work Product made through expiration or termination; (c) Entrada will pay Strategic Advisor any monies due and owing Strategic Advisor, up to the time of termination or expiration, for Strategic Advisory Services properly performed and all authorized expenses actually incurred; (d) Strategic Advisor will immediately return to Entrada all Entrada Materials and other Confidential Information and copies thereof provided to Strategic Advisor under this Agreement; and (e) the terms, conditions and obligations under Sections 3, 5, 6, 7, 8, 9 and 10 will survive expiration or termination of this Agreement.

10.	Miscellaneous.

(a)	Independent Contractor. The parties understand and agree that Strategic Advisor is an independent contractor and not an agent or employee of Entrada. Strategic Advisor has no authority to obligate Entrada by contract or otherwise. Strategic Advisor will not be eligible for any employee benefits of Entrada and expressly waives any rights to any employee benefits. Strategic Advisor will bear sole responsibility for paying and reporting Strategic Advisor’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Entrada harmless from and against any liability with respect to such taxes, benefits and other matters.

(b)	Use of Name. Strategic Advisor consents to the use by Entrada of Strategic Advisor’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Strategic Advisor’s relationship with or contribution to Entrada.

(c)	Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Strategic Advisor and an authorized representative of Entrada.

(d)	Assignment and Binding Effect. The Strategic Advisory Services to be provided by Strategic Advisor are personal in nature. Strategic Advisor may not assign or transfer this Agreement or any of Strategic Advisor’s rights or obligations hereunder. In no event will Strategic Advisor assign or delegate responsibility for actual performance of the Strategic Advisory Services to any third party. Entrada may transfer or assign this Agreement, in whole or in part, without the prior written consent of Strategic Advisor. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(e)	Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Entrada will be marked “Attention: Legal Notice”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(f)	Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(g)	Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

(h)	No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(i)	Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Strategic Advisor and an authorized representative of the waiving party, as applicable.

(j)	Remedies. Strategic Advisor agrees that (i) Entrada may be irreparably injured by a breach of this Agreement by Strategic Advisor; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Entrada will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Strategic Advisor to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(k)	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including portable document format (“.pdf”), shall be deemed original documents for purposes of this Agreement, including the signature pages, and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Entrada Therapeutics, Inc.		Peter Kim

By:	/s/ Dipal Doshi	/s/ Peter Kim
Name: Dipal Doshi
Title: Chief Executive Officer

BUSINESS TERMS EXHIBIT

Amended and Restated Strategic Advisory Agreement with Peter Kim

1.	Strategic Advisory Services:

Strategic Advisor will provide the following Strategic Advisory Services to Entrada:

Strategic Advisor Services shall include rendering general strategic advice to the Company and attending meetings of the Board of Directors of the Company (the “Board”) as may be requested from time to time by the CEO.

Strategic Advisor will provide Strategic Advisory Services on a schedule and at a location or locations indicated above or as otherwise mutually agreed between Strategic Advisor and Entrada. In addition, Strategic Advisor will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:

Entrada will compensate the Strategic Advisor as an “Outside Director” as defined in and in accordance with the terms and conditions of Entrada’s Non-Employee Director Compensation Policy (the “Policy”), as may be amended from time to time.

Expenses: Entrada will reimburse Strategic Advisor for any pre-approved expenses actually incurred by Strategic Advisor in connection with the provision of Strategic Advisory Services. Requests for reimbursement will be in a form reasonably acceptable to Entrada, will include supporting documentation and will accompany Strategic Advisor’s invoices. Any travel will be at the economy class rate.